ANNOUNCES CONTRACT TO
ACQUIRE ENVIRONMENTAL COMPANY

FOR IMMEDIATE RELEASE - April 23, 2002

Grand Junction, Colorado - April 23, 2002 - Republic Resources, Inc. (OTC BB: RPRS) reported today it has signed an Agreement to acquire EnviroWall, Inc., a private company headquartered in New Orleans, Louisiana. EnviroWall holds several patents and application technologies to contain, capture and/or remediate contaminated groundwater. These patents and application technologies are collectively known as the “EnviroWall System” and have broad applications ranging from simple containment and control of contaminated groundwater to more complex designs for groundwater manipulation and treatment.

The EnviroWall System is installed by utilizing a series of patented Segmented Trench Box Assemblies and provides a unique acid-resistant, leak-free, interlocking underground geomembrane. The EnviroWall System can either permanently isolate a contaminated plume or direct the flow to a pass-through location where it can be effectively treated. This pass-through design is referred to in the industry as a “Funnel and Gate” system that is designed to treat contaminated groundwater and redistribute it into its natural aquifer.

Mr. Louis B. “Buddy” Breaux, the System’s inventor, began designing the EnviroWall System in 1988. Mr. Breaux, who will continue as the President of EnviroWall Inc. and become a Director of Republic at closing, has over forty-five (45) years of experience in earthwork and containment structures. He has owned his own construction firm since 1971 and has worked on massive Mississippi River Levee Systems and Hurricane Protection Projects in Louisiana, Mississippi and Texas. All of his experience facilitated, contributed to and was incorporated into the EnviroWall System. To date over $3.9 million has been invested in the research and development of the EnviroWall System. Three (3) U.S. patents have been issued protecting this technology.

Since EnviroWall is an emerging company without any historical revenue, it is considered for financial statement reporting purposes to be a “development stage enterprise”. However, the demand for hazardous waste containment systems is a matter of public record - the U.S. DOE alone has identified over 5,700 sites. In addition, the U.S. Environmental Protection Agency has identified the following where containment of groundwater treatment may be required: a) over 1,500 “Superfund” sites; b) approximately 2,500 “Corrective Action” sites; c) at least 295,000 underground storage tanks; d) approximately 7,300 sites governed by the U.S. Department of Defense; and e) at least 19,000 sites located elsewhere in the U.S. on Federal, State or Local government owned land. The number of privately owned sites in the U.S., where containment or groundwater treatment may be needed, is estimated to exceed 100,000 locations.

Immediate Release April 23, 2002 (continued)

Patrick J. Duncan, Republic’s President and CFO stated: “The acquisition of EnviroWall provides the Company and its shareholders an extraordinary opportunity. It essentially changes the nature of Republic’s business and gives us renewed focus on building a strong and profitable enterprise.”

Mr. Breaux, EnviroWall’s President stated: “This transaction provides EnviroWall the means to commercialize its unique technology. We look forward to a mutually rewarding relationship and firmly believe this transaction will provide a solid foundation upon which Republic to grow in stature and shareholder value.”

EnviroWall, Inc. is being acquired for 8.72 million shares of Republic’s restricted common stock plus the assumption of approximately $152,000 of liabilities. In addition, Mr. David A. Melman, or his designees, will receive at closing 826,000 shares of Republic’s restricted common stock representing compensation for services rendered in connection with this transaction. Mr. Melman is a director of Republic. Although Republic is the surviving entity, the transaction will be accounted for as a “reverse- merger” for financial statement reporting purposes (meaning it will be accounted for as if EnviroWall, Inc. had acquired Republic). This accounting treatment will be required in that the shares issued in the transaction will represent a majority of the then outstanding common stock of Republic.

The closing of the transaction is subject to several contingencies, including EnviroWall, Inc. securing a revenue generating contract applying the EnviroWall System technology and other material factors. However, the Company expects all the contingencies will be met and the transaction closed within the next 30 days. For more information regarding this press release or other information regarding the Company, please contact Patrick J. Duncan, President and CFO, at (970) 245-5917.

Disclosure Regarding Forward Looking Statements: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Republic Resources, Inc. are subject to a number of risks and uncertainties that may cause the actual results in future periods to differ materially from the forward looking statements. These risks and uncertainties include, among other things, whether or not the EnviroWall acquisition is actually consummated, whether or not Republic can or will be properly capitalized or financed, the cost of future capital should it be available, competition, government regulation or action, litigation and the ability of Republic and EnviroWall to implement its future business plan - particularly since EnviroWall is a development stage enterprise. Many of these factors are beyond the Company’s control and should be considered prior to investing.